     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1996

                                                   Registration No. 33-_________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              __________________

                                   FORM S-8
                            Registration Statement
                                     under
                          The Securities Act of 1933
                            _______________________

                          CWM MORTGAGE HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)


 Delaware                                           95-3983415
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

    35 North Lake Avenue,                              91101
         Pasadena, CA
(Address of Principal Executive Offices)              (Zip Code)

                          CWM MORTGAGE HOLDINGS, INC.
                           1996 STOCK INCENTIVE PLAN
                           (Full title of the plan)

                               Michael W. Perry
             Executive Vice President and Chief Operating Officer
                             35 North Lake Avenue
                          Pasadena, California 91101
                    (Name and address of agent for service)

                                (800) 669-2300
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE


==================================================================================================================================
TITLE OF SECURITIES TO BE    AMOUNT TO BE       PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE    AMOUNT OF REGISTRATION
       REGISTERED             REGISTERED             PRICE PER UNIT                OFFERING PRICE                   FEE
- ----------------------------------------------------------------------------------------------------------------------------------
      Common Stock,          4,000,000 (1)        $17.0625 (2)                   $68,250,000 (2)                $23,534.48
      $.01 par value
==================================================================================================================================

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416, an additional indeterminate number of shares which may become subject to the Plan by reason of certain events specified in the Plan.

(2) In accordance with Regulation 457(c), the offering price has been calculated on the basis of the average of the high and low prices for the Common Stock as reported by the New York Stock Exchange on July 22, 1996.

                                    PART II


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents which CWM Mortgage Holdings, Inc. (the "Company") previously filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; and

          (c) The description of the Company's Common Stock, par value $.01 per share (the "Common Stock"), contained in its Registration Statement on Form 8-B dated April 10, 1987, and any amendment or report filed for the purpose of updating such description.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the termination of the offering of the Company's Common Stock pursuant to the Company's 1996 Stock Incentive Plan shall be deemed to be incorporated by reference into this registration statement.

ITEM 4.   DESCRIPTION OF SECURITIES

          The description of the Company's Common Stock incorporated by reference in Item 3(c) above is hereby updated to reflect that the Certificate of Incorporation now authorizes the issuance of 100 million shares and the transfer agent for the Common Stock is The Bank of New York.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company's Certificate of Incorporation eliminates personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to the Company or its shareholders;
          (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under Section 174 of the Delaware General Corporation Law relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit. The Certificate also provides that the Company shall indemnify and advance expenses to each director, officer, employee and agent to the fullest extent permitted by the Delaware General Corporation Law.

          As permitted by Section 145 of the General Corporation Law of Delaware, the Company's Bylaws provide for indemnification of directors, officers, employees and agents of the Company to the fullest extent authorized by Delaware law against expenses (including attorney's fees) and other amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person was or is a party or is threatened to be made a party. The right to indemnification includes the right to be paid the expenses incurred in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided that, if required by Delaware law, payment of expenses in advance to an officer or director shall be conditioned upon receipt by the Company of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification. The advancement of expenses, as well as indemnification, pursuant to the Company's Bylaws is not exclusive of any other rights which those seeking indemnification or advancement of expenses from the Company may have. The Company also maintains an insurance policy pursuant to which its directors and officers are insured against certain liabilities which might arise out of their relationship with the Company as directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS

          4.        CWM Mortgage Holdings, Inc. 1996 Stock Incentive Plan.

          5. Opinion of Richard H. Wohl, General Counsel of the Company, as to the legality of the Common Stock being registered.

          23.1      Consent of Grant Thornton LLP.

          23.2      Consent of Richard H. Wohl (included in Opinion filed as
                    Exhibit 5).

          24. Power of Attorney (included in this Registration Statement under "Signatures").

ITEM 9.   UNDERTAKINGS

          The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by registrant pursuant to Section 13 or
               Section 15(d) of the

               Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 26th day of July, 1996.

                             CWM Mortgage Holdings, Inc.


                             By: /s/ David S. Loeb
                                 --------------------------------
                                 David S. Loeb
                                 Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Michael
W. Perry and Richard H. Wohl his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                    Title                           Date
- ----------                    -----                           ----
/s/ David S. Loeb             Chairman of the                 July 26, 1996
- -----------------             Board of Directors
David S. Loeb                 and Chief Executive Officer




/s/ Angelo R. Mozilo          Vice Chairman of the            July 26, 1996
- --------------------          Board of Directors
Angelo R. Mozilo              and President




/s/ Michael W. Perry          Executive Vice                  July 26, 1996
- --------------------          President and Chief
Michael W. Perry              Operating Officer (Principal
                              Financial Officer)


/s/ Carmella L. Grahn         Senior Vice President and       July 26, 1996
- ---------------------         Chief Accounting Officer
Carmella L. Grahn             (Principal Accounting
                              Officer)



/s/ Lyle E. Gramley           Director                        July 26, 1996
- -------------------
Lyle E. Gramley



/s/ Thomas J. Kearns          Director                        July 26, 1996
- --------------------
Thomas J. Kearns



/s/ Frederick J. Napolitano   Director                        July 26, 1996
- ---------------------------
Frederick J. Napolitano

                                 EXHIBIT INDEX


                                                                      SEQUENTIAL
EXHIBIT                                                                  PAGE
NUMBER    EXHIBIT                                                       NUMBER
- ------    -------                                                       ------

4.        CWM Mortgage Holdings, Inc. 1996 Stock Incentive Plan

5.        Opinion of Richard H. Wohl, General Counsel of the
          Company, as to the legality of the Common Stock being registered.

23.1      Consent of Grant Thornton LLP.

23.2 Consent of Richard H. Wohl (included in Opinion filed as Exhibit 5).

24. Power of Attorney (included in this Registration Statement under "Signatures").